EXHIBIT 20.1


PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

                GE CAPITAL INVESTS $10 MILLION OF PRIVATE EQUITY
                  IN FIRSTCOM TO EXPAND INTERNET/DATA SERVICES

    o FIRSTCOM CORPORATION ISSUES $10 MILLION OF CONVERTIBLE PREFERRED STOCK TO GE CAPITAL STRUCTURED FINANCE GROUP AT $8 PER SHARE

CORAL GABLES, FLORIDA, JUNE 30, 1999 - FirstCom Corporation (NASDAQ: FCLX) ("FirstCom") today announced that GE Capital made a $10 million private equity investment in the form of FirstCom convertible preferred stock. The investment was made by GE Capital Structured Finance Group (SFG), a wholly owned subsidiary of GE Capital. It provides for an annual dividend and is convertible into 1.25 million shares of FirstCom common stock as of June 30, 1999.

         Commenting on the investment, Patricio E. Northland, Chairman of the Board, CEO and President of FirstCom said, "We are very pleased that GE Capital has become the first major private equity investor in FirstCom. The Company's decision to select GE Capital over competing investors was based on its excellent reputation in the financial markets, its ability to provide additional financing in the future, its tremendous network of worldwide relationships, its focus on e-commerce and the Internet, as well as its belief in the Latin American region."

         Douglas G. Geib II, FirstCom's Chief Financial Officer and Executive Vice President added the following, "It is our plan to use the proceeds to accelerate the expansion of Internet/data services in our existing markets of Colombia, Peru and Chile. This investment is part of an ongoing process to improve the overall capital structure of the Company and to better position FirstCom to continue to grow within the region."

         Robert L. Lewis, President of SFG, commented, "We are delighted to make this investment in FirstCom. Its strong senior management team and growth strategy provides us with an excellent strategic partner within the rapidly growing telecommunications market in Latin America." Camille Chee-Awai, SFG's Director for Latin America Telecom, said that, "A key factor in SFG's investment decision was FirstCom's ability to deliver high speed Internet access and other broadband services to Latin American business customers through state-of-the-art fiber optic networks."

         FirstCom Corporation is rapidly emerging as a premium provider of broadband integrated Internet/data, voice and video telecommunication services to business customers in Peru, Chile and Colombia. FirstCom owns and operates state-of-the-art fiber-optic networks in each of these countries to provide high-speed Internet/data connectivity that facilitates the delivery of content to the business

                                     -more-

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Page 2 - FirstCom Investment

community. FirstCom also operates a competitive long-distance carrier in Chile and intends to begin providing similar services in Peru during the third quarter of this year.

         The Structured Finance Group of GE Capital provides specialized financial products and services to, and acts as an equity investor with, clients in the global Communications, Commercial & Industrial, Energy, and Transportation sectors. GE Capital, with assets of over US$300 billion, is a global, financial services company with 28 specialized businesses. It is a wholly owned subsidiary of General Electric Company, a diversified manufacturing, technology, and services company with operations worldwide.

                                       ###

For more information, contact:

Douglas G. Geib II                                   Richard Cooper/Rob Schatz
Chief Financial Officer                              Investor Relations
FirstCom Corporation                                 FirstCom Corporation
305.448.4422                                         516.829.7111

Ken Koprowski
GE Capital Structured Finance Group
203.961.5743

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